Writer’s direct phone (202) 828-5360 Writer’s e-mail EStern@seyfarth.com	815 Connecticut Avenue, N.W. Suite 500 Washington, D.C. 20006-4004 (202) 463-2400 fax (202) 828-5393 www.seyfarth.com

July 6, 2009

Neah Power Systems, Inc.
22118 20th Avenue SE
Suite 142
Bothell, Washington 98021

Re:           Neah Power Systems, Inc. Registration Statement on Form S-8

 Ladies and Gentlemen:

We have acted as counsel to Neah Power Systems, Inc., a Nevada corporation (the “Corporation”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission on July 6, 2009 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering of up to 25,000,000 shares of the Corporation’s common stock (the “Common Stock”) issuable pursuant to the Corporation’s Long Term Incentive Compensation Plan, as amended.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have considered such questions of law and have examined such documents as we have deemed necessary to enable us to render the opinions contained herein.

Based upon the foregoing, we are of the opinion that, when sold by the Corporation and paid for in accordance with the 2006 Long Term Incentive Compensation Plan, as amended, the shares of Common Stock will be duly and validly issued, fully paid and non-assessable.

CSMG Technologies, Inc. July 6, 2009 Page 2

We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus delivered in connection with in the Registration Statement.

Respectfully yours,

SEYFARTH SHAW LLP

/s/ Ernest M. Stern
Ernest M. Stern

ems/VSH